Micro Sensor Technologies, Inc.
               202 South Wheeler Street, Plant City, Florida 33566
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                              Consulting Agreement

This Consulting Agreement is made and effective this June 1,2001, by and between Micro Sensor Technologies, Inc. (MSTI), offices located at 202 South Wheeler Street, Plant City, Florida 33566 ("Client"), and Thomas G. Thundat, residing at 616 Plainfield Road, Knoxville, Tennessee 37923 ("Consultant").

Now, therefore, Consultant and Client agree as follows:

1. Engagement:
Client hereby engages Consultant, and Consultant accepts engagement, to provide the Client, at a minimum, the following services when and as requested:

Review, evaluate and make recommendations regarding the application, manufacturing and testing of the explosives detection technology being developed at Oak Ridge National Laboratory for Client. Consultant will provide recommendations to the Client with regards to the application and integration of the new technology to the Client's products and recommendations with regards to the need for future R&D.

It is the intention of Micro Sensor Technologies, Inc. to effectuate a merger with a technology company that will introduce the invention into the marketplace. Upon the consummation of this merger, the Consultant will provide the services described under this Consulting Agreement to this technology company.

  2. Term:
Consultant shall provide services to the Client pursuant to this Agreement for a term commencing on June 1, 2001 and ending on May 31, 2002, unless otherwise modified or extended by mutual agreement.

3.  Place of Work:
Consultant shall render services at Consultant's offices, but will, upon request, provide services at Client's office for the performance of particular services. Travel expenses incurred, as a result of the Client's request of the Consultant to travel will be paid by the Client.

4. Time:
Consultant shall provide 100 hours of consulting time to Client, at a rate of two hundred dollars ($200) per hour under the terms of this Agreement. Client relies upon Consultant to devote his best efforts to fulfill the spirit and purpose of this Agreement. Consultant will provide Client a quarterly log of hours spent on Client work.

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5.  Payment:
Client shall pay Consultant twenty thousand dollars ($20,000) within 30 days of executing this agreement. This pre-payment is in consideration for one hundred
(100) hours of consulting services to be provided within twelve (12) months of the effective date of this Agreement. If this payment is not received by May 1, 2001, then this Agreement is null and void.

6. Confidentiality:
During the term of this Agreement, Consultant shall not, without the prior written consent of the Client, disclose to anyone any confidential information. "Confidential Information" for the purposes of this Agreement shall include Client's proprietary and confidential information such as, but not limited to, technology plans, research and development plans, designs, models, software, product specifications, marketing plans, production plans, and new concepts.

Confidential information shall not include any information that:

A.       Is disclosed by the Client without restriction.
B.       Becomes publicly available through no act of the Consultant.
C.       Is rightfully received by the Consultant from a third party.
D. Is required by the Client to be disseminated for the purposes of this agreement.

7. Independent Contractor:
Consultant is and throughout this Agreement an Independent Contractor and not an employee, partner or agent of the Client. While performing work for the Client, Consultant may use the title of "Scientific Advisor."

8. Termination:
This Agreement may be terminated by the Client as follows:
A. If Consultant is unable to provide the consulting services by reason of temporary or permanent illness, disability, incapacity or death.
B. Breach or default of any obligation of the Consultant as described in this Agreement, which breech or default is not cured within five (5) days of written notice from Client.

Consultant may terminate this Agreement as follows:
A. Breach or default of any material obligation of the Client as described in this Agreement, which breech or default is not cured within five (5) days of written notice from Consultant.

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Upon termination of this Agreement by the Client or the Consultant for any reason, Consultant will return any pre-paid monies not utilized during the term this consulting agreement was in effect.

9. Controlling Law:
This Agreement shall be governed by and be construed in accordance with the laws of the State of Florida.

10. Headings:
The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

11. Intellectual Property:
Any intellectual property developed as a result of this consulting agreement will be the sole property of UT-BATTELLE. This new intellectual property will be the subject of Section 2 of the License Agreement dated March 26, 2001 between UT-BATTELLE and MSTI. No additional compensation will be due UT-BATTELLE from MSTI as a result of this additional intellectual property inclusion.

12. Final Agreement:
This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed, only by an Agreement in writing, signed by both of the parties.

13. Notices:
Any notice to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by overnight courier service as follows:

If to Consultant:

Dr. Thomas G.Thundat
616 Plainfield Road
Knoxville, Tennessee 37923

If to Client:

Micro Sensor Technologies, Inc.
202 South Wheeler Street, Plant City, Florida 33566


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14. Severability:
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.


Micro Sensor Technologies, Inc.                          Dr. Thomas Thundat


/s/ Dr. Uwe Reischl                                  /s/ Dr. Thomas G. Thundat
------------------------------------                 ---------------------------
By: Dr. Uwe Reischl, President                       By: Dr. Thomas G.Thundat


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